As filed with the Securities and Exchange Commission on July 5, 2006.

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANYON BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	20-4346215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1711 East Palm Canyon Drive

Palm Springs, California 92264

(760) 325-4442

(Address, including Zip Code, and Telephone Number, including Area Code,

of Registrant’s Principal Executive Offices)

Canyon National Bank 1998 Stock Option Plan

Canyon National Bank 2000 Stock Option Plan

(Full Title of the Plan)

Stephen G. Hoffmann

President and Chief Executive Officer

Canyon Bancorp

1711 East Palm Canyon Drive

Palm Springs, California 92264

(760) 325-4442

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

With copies to:

Nikki Wolontis, Esq.

Keith T. Holmes, Esq.

King, Holmes, Paterno & Berliner, LLP.

1900 Avenue of the Stars

25th Floor

Los Angeles, California 90067

(310) 282-8989; (310) 282-8903 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	268,804	$26.63	$7,158,251	$766

[1]	Based solely on the number of shares of common stock, no par value, of Canyon Bancorp (the “Registrant”) reserved for issuance upon exercise of options granted or to be granted pursuant to the Canyon National Bank 1998 Stock Option Plan or the Canyon National Bank 2000 Stock Option Plan (the “Plans”). In addition to such shares, this Registration Statement covers an undetermined number of shares of common stock of the Registrant that, by reason of certain events specified in the Plans, may become issuable upon exercise of options through the application of certain anti-dilution provisions.
[2]	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), pursuant to which a total of 268,804 shares of the Registrant’s common stock that may be acquired upon exercise of options granted or to be granted are deemed to be offered at $26.63 per share, the average of the bid and asked prices of the Registrant’s common stock as reported on the OTC Bulletin Board on June 27, 2006.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 268,804 shares of the Registrant’s common stock, without par value (“Common Stock”). All of the shares of Common Stock are issuable pursuant to options issued or to be issued under the Plans. The Plans were assumed by the Registrant pursuant to Plan of Reorganization dated as of February 14, 2006 by and between Canyon National Bank and the Registrant, which assumption of the Plan became effective upon the consummation of the reorganization on June 30, 2006.

On July 5, 2006 the registrant filed a Form 8-K with the Securities and Exchange Commission (the “Commission”) in order to commence its reporting obligations with the Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Prior to the filing of the Form 8-K on July 5, 2006, Canyon National Bank filed reports pursuant to Section 15(d) of the Exchange Act with the Office of the Comptroller of the Currency (“OCC”).

ii

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with the Securities and Exchange Commission.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with the Securities and Exchange Commission.

Note: The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference in this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information heretofore filed with the Commission by the Registrant are incorporated by reference in this registration statement:

1. Canyon National Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 as filed with the OCC on March 30, 2006, which is included as Exhibit 99.2 to this Registration Statement.

2. Canyon National Bank’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 as filed with the OCC on May 12, 2006, which is included as Exhibit 99.3 to this Registration Statement.

3. Form 8-K of Registrant filed with the Commission on July 5, 2006.

4. Form 8-K dated January 30, 2006, reporting financial results for Canyon National Bank for the year ended December 31, 2005, as filed with the OCC on February 1, 2006, which is included as Exhibit 99.5 to this Registration Statement.

5. Form 8-K dated April 25, 2006 reporting unaudited financial results for Canyon National Bank for the three months ended March 31, 2006, as filed with the OCC on April 26, 2006, which is included as Exhibit 99.6 to this Registration Statement.

6. Form 8-K dated April 27, 1006 reporting the election of directors of Canyon National Bank and adjournment of Annual Meeting of Shareholders, as filed with the OCC on April 28, 2006, which is included as Exhibit 99.7 to this Registration Statement.

7. Form 8-K dated May 16, 2006 reporting shareholder approval of the Bank Holding Company Reorganization between Canyon National Bank and Canyon Bancorp, as filed with the OCC on May 17, 2006, which is included as Exhibit 99.8 to this Registration Statement.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated be reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Authorized Capital Stock

Registrant currently has authorized capital consisting of 10,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value.

Dividend Rights

The holders of Registrant common stock will be entitled to receive dividends when and as declared by its Board of Directors out of funds legally available therefore, subject to the restrictions set forth in the California General Corporations Law (the “GCL”). The GCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. The GCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally are as follows: (i) the corporation’s assets equal at least 1 1/4 times its liabilities; and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expense for two preceding fiscal years was less than the average of the corporation’s interest expense for such fiscal years, then the corporation’s current assets must equal at least 1 1/4 times its current liabilities.

The payment of dividends by Registrant will depend on the company’s net income, financial condition, regulatory requirements and other factors, including the results of operations of Canyon National Bank, the Registrant’s operating subsidiary. It is anticipated that Registrant will follow a policy of retaining earnings to increase capital for future growth, and will not pay cash dividends in the foreseeable future.

Voting Rights

All voting rights with respect to Registrant are vested in the holders of Registrant common stock. Holders of Registrant common stock are entitled to one vote for each share of common stock standing in his or her name on the books of Registrant on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, shares are entitled to be voted cumulatively if a candidate’s name has been placed properly in nomination prior to the voting and a shareholder present at the meeting gives notice of his or her intention to vote cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between or among two or more nominees as he or she deems appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected under cumulative voting. All directors of Registrant will be elected annually.

Preemptive Rights

Holders of Registrant common stock do not have preemptive rights.

Liquidation Rights

The holders of Registrant common stock are entitled, to receive their pro rata share of the assets of Registrant distributable to shareholders upon liquidation.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Indemnification

Section 317 of the California Corporations Code governs indemnification of the directors and officers of Registrant. Under this section, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties. In order for the corporation to make indemnification, there must be a determination by (a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) if such quorum of directors is not obtainable, by independent legal counsel in a written opinion, (c) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (d) an order of the court in which such proceeding is or was pending that the officer or director acted in good faith in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of such person was unlawful. This section further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that, with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances. Court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation. No indemnification of expenses can be made under Section 317 in settling or otherwise disposing of a threatened or pending action, with or without action which is settled or otherwise disposed of without court approval.

Registrant’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of Registrant’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment. Such provisions of Registrant’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law. It is the policy of the Board of Directors that Registrant’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and Registrant’s Articles of Incorporation and Bylaws.

Registrant’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law. However, under federal law, the OCC may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Registrant under the provisions in Registrant’s Articles of Incorporation and Bylaws, Registrant has been informed that, in the opinion of the SEC, this kind of indemnification is against public policy as expressed in the securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Document
3.1	Articles of Incorporation of Canyon Bancorp

3.2	Bylaws of Canyon Bancorp

5	Opinion of King, Holmes, Paterno & Berliner, LLP

10.1	1998 Stock Option Plan of Canyon National Bank, assumed by Registrant on June 30, 2006.

10.2	2000 Stock Option Plan of Canyon National Bank, assumed by Registrant on June 30, 2006

10.3	Employment Agreement dated March 1, 1998 between Canyon National Bank and Stephen G. Hoffmann

10.4	Salary Continuation Agreement dated September 1, 2003 between Canyon National Bank and Stephen G. Hoffmann

10.5	Salary Continuation Agreement dated September 1, 2003 between Canyon National Bank and Jonathan J. Wick

10.6	Lease between Canyon National Bank and Smoke Tree Village Shopping Center dated February 10, 1998 (Main Office)

10.7	Heritage Plaza Lease dated April 16, 2004 between Canyon National Bank and Agua Caliente Development Authority (Palm Springs Branch Office)

10.8	Lease dated July 25, 2005 between Canyon National Bank and DBP Investments, LLC (Second Palm Desert Branch)

10.9	Voting and Stock Transfer Agreement between Canyon National Bank and the Agua Caliente Band of Cahuilla Indians dated February 1, 1998

10.10	Amendment to Voting and Stock Transfer Agreement between Canyon National Bank, Canyon Bancorp and the Agua Caliente Band of Cahuilla Indians dated February 1, 2006

10.11	Commitment letter dated February 1, 2006 among Canyon Bancorp, the Agua Caliente Band of Cahuilla Indians and the Federal Reserve Board

10.12	Subcontract for TESA Services between Canyon National Bank and the Agua Caliente Band of Cahuilla Indians dated October 1, 2002

23.1	Consent of King, Holmes, Paterno & Berliner, LLP (included in Exhibit 5)

23.2	Consent of Vavrinek, Trine, Day & Co., LLP

24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)

99.1	Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of Canyon National Bank as filed with the Comptroller of the Currency on April 16, 1998

99.2	Form 10-KSB of Canyon National Bank for the year ended December 31, 2005 as filed with the Comptroller of the Currency on March 30, 2006

99.3	Form 10-QSB of Canyon National Bank for the quarter ended March 31, 2006 as filed with the Comptroller of the Currency on May 12, 2006

99.4	Definitive Proxy Statement/Prospectus of Canyon National Bank dated March 27, 2006 as filed with the Comptroller of the Currency on March 30, 2006 (portions of which are incorporated by reference into Exhibit 99.2 to this Registration Statement)

99.5	Form 8-K dated January 30, 2006, reporting financial results for Canyon National Bank for the year ended December 31, 2005, as filed with the OCC on February 1, 2006

99.6	Form 8-K dated April 24, 2006 reporting unaudited financial results for Canyon National Bank for the three months ended March 31, 2006, as filed with the OCC on April 26, 2006

99.7	Form 8-K dated April 26, 1006 reporting the election of directors of Canyon National Bank and adjournment of Annual Meeting of Shareholders, as filed with the OCC on April 28, 2006

99.8	Form 8-K dated May 16, 2006 reporting shareholder approval of the Bank Holding Company Reorganization between Canyon National Bank and Canyon Bancorp, as filed with the OCC on May 17, 2006

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering prices set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Palm Springs, State of California, on July 5, 2006.

CANYON BANCORP

By:	/s/ Stephen G. Hoffmann
Stephen G. Hoffmann President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen G. Hoffmann and Jonathan J. Wick, and each of them, as his attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen G. Hoffmann Stephen G. Hoffmann	President, Chief Executive Officer and Director	July 5, 2006

/s/ Jonathan J. Wick Jonathan J. Wick	Executive Vice President and Chief Financial Officer	July 5, 2006

/s/ Mark Benedetti Mark Benedetti	Director	July 5, 2006

/s/ Lynne C. Bushore Lynne C. Bushore	Director	July 5, 2006

/s/ Robert M. Fey Robert M. Fey	Director	July 5, 2006

/s/ Michael D. Harris, Sr. Michael D. Harris, Sr.	Chairman of the Board, Director	July 5, 2006

/s/ Milton W. Jones Milton W. Jones	Director	July 5, 2006

/s/ Kipp I. Lyons Kipp I. Lyons	Director	July 5, 2006

/s/ Richard Shalhoub Richard Shalhoub	Director	July 5, 2006

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation of Canyon Bancorp

3.2	Bylaws of Canyon Bancorp

5	Opinion of King, Holmes, Paterno & Berliner, LLP

10.1	1998 Stock Option Plan of Canyon National Bank, assumed by Registrant on June 30, 2006.

10.2	2000 Stock Option Plan of Canyon National Bank, assumed by Registrant on June 30, 2006

10.3	Employment Agreement dated March 1, 1998 between Canyon National Bank and Stephen G. Hoffmann

10.4	Salary Continuation Agreement dated September 1, 2003 between Canyon National Bank and Stephen G. Hoffmann

10.5	Salary Continuation Agreement dated September 1, 2003 between Canyon National Bank and Jonathan J. Wick

10.6	Lease between Canyon National Bank and Smoke Tree Village Shopping Center dated February 10, 1998 (Main Office)

10.7	Heritage Plaza Lease dated April 16, 2004 between Canyon National Bank and Agua Caliente Development Authority (Palm Springs Branch Office)

10.8	Lease dated July 25, 2005 between Canyon National Bank and DBP Investments, LLC (Second Palm Desert Branch)

10.9	Voting and Stock Transfer Agreement between Canyon National Bank and the Agua Caliente Band of Cahuilla Indians dated February 1, 1998

10.10	Amendment to Voting and Stock Transfer Agreement between Canyon National Bank, Canyon Bancorp and the Agua Caliente Band of Cahuilla Indians dated February 1, 2006

10.11	Commitment letter dated February 1, 2006 among Canyon Bancorp, the Agua Caliente Band of Cahuilla Indians and the Federal Reserve Board

10.12	Subcontract for TESA Services between Canyon National Bank and the Agua Caliente Band of Cahuilla Indians dated October 1, 2002

23.1	Consent of King, Holmes, Paterno & Berliner, LLP (included in Exhibit 5)

23.2	Consent of Vavrinek, Trine, Day & Co., LLP

24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)

99.1	Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of Canyon National Bank as filed with the Comptroller of the Currency on April 16, 1998

99.2	Form 10-KSB of Canyon National Bank for the year ended December 31, 2005 as filed with the Comptroller of the Currency on March 30, 2006

99.3	Form 10-QSB of Canyon National Bank for the quarter ended March 31, 2006 as filed with the Comptroller of the Currency on May 12, 2006

99.4	Definitive Proxy Statement/Prospectus of Canyon National Bank dated March 27, 2006 as filed with the Comptroller of the Currency on March 30, 2006 (portions of which are incorporated by reference into Exhibit 99.2 to this Registration Statement)

99.5	Form 8-K dated January 30, 2006, reporting financial results for Canyon National Bank for the year ended December 31, 2005, as filed with the OCC on February 1, 2006

99.6	Form 8-K dated April 24, 2006 reporting unaudited financial results for Canyon National Bank for the three months ended March 31, 2006, as filed with the OCC on April 26, 2006

99.7	Form 8-K dated April 26, 1006 reporting the election of directors of Canyon National Bank and adjournment of Annual Meeting of Shareholders, as filed with the OCC on April 28, 2006

99.8	Form 8-K dated May 16, 2006 reporting shareholder approval of the Bank Holding Company Reorganization between Canyon National Bank and Canyon Bancorp, as filed with the OCC on May 17, 2006